Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             LEVEL 8 SYSTEMS, INC.

                                   * * * * *

      Level 8 Systems,  Inc., a corporation  organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"),

      DOES HEREBYCERTIFY:

      FIRST: That the Board of Directors of the Corporation, at a meeting of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, The text of Article Six of the Corporation's Amended and Restated Certificate of Incorporation prior to the start of subsection 6.A. PREFERRED STOCK will be deleted and replaced in its entirety with the following:

            "6.  The  total  number  of  shares  of  capital   stock  which  the
      Corporation is authorized to issue is ninety five million (95,000,000) shares, consisting of:

            (i) eighty five million (85,000,000) shares of common stock, par value $.001 per share ("Common Stock"); and

            (ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

            The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation."

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by John P. Broderick, its Chief Financial and Operating Officer and Corporate Secretary, this 4th day of August, 2003.




                              /s/ John P. Broderick
                              --------------------------------------------------
                              By: John P. Broderick
                                  Chief  Financial  and  Operating  Officer,
                                  Corporate Secretary

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